First Albany Companies Inc.

FOR IMMEDIATE RELEASE

FIRST ALBANY REPORTS SECOND QUARTER 2003 results

Consolidated Net Revenues and Net Income Posts Continued Strong Growth;

Equity Capital Markets Leads the Way with 58% Year-over-year Increase In Net Revenues

ALBANY, NEW YORK, July 22, 2003 - First Albany Companies Inc. (NASDAQ: FACT) today reported its financial results for the second quarter ended June 30, 2003.

For the quarter, consolidated net revenues from continuing operations for First Albany Companies was $46.9 million, compared to $40.1 million for the same period in 2002, an increase of 17.0%. The Company reported consolidated net income from continuing operations of $2.4 million for the second quarter 2003, compared to a net income from continuing operations of $0.4 million for the same period in 2002. Second quarter 2003 net income per diluted share from continuing operations was $0.21 compared to $0.04 per diluted share in the second quarter of 2002. Including $0.1 million in discontinued operations net income, consolidated net income per diluted share was $0.22 for the second quarter 2003, compared to net income per diluted share of $0.01 in the second quarter of 2002.

Net revenues from the Company's brokerage operations, First Albany Corporation, was $42.7 million for the second quarter ended June 30, 2003, compared to $39.2 million for the same period in 2002, an increase of 8.9%. First Albany Corporation had net income of $1.6 million for the second quarter 2003, compared to $1.5 million for the same period in 2002.

For the six months ended June 30, 2003, consolidated net revenues from continuing operations for First Albany Companies was $92.6 million, compared to $78.3 million for the same period in 2002, an increase of18.3%. The Company reported consolidated net income from continuing operations of $4.6 million for the six months ended June 30, 2003, compared to a net loss from continuing operations of $1.6 million for the same period in 2002. For the six months ended June 30, 2003, net income per diluted share from continuing operations was $0.42 compared to a loss of $0.17 per diluted share in 2002.

Net revenues from the Company's brokerage operations, First Albany Corporation, was $82.0 million for the six months ended June 30, 2003, compared to $76.8 million for the same period in 2002, an increase of 6.8%. First Albany Corporation had net income of $2.6 million for the six months ended June 30, 2003, compared to $2.4 million for the same period in 2002.

Commenting on the Company's results, Alan Goldberg, President of First Albany Companies Inc. said, "The investments we have made in our businesses over the course of the last year are generating promising results. During the quarter, we made real progress in growing our Equity Capital Markets practice and diversifying its trading and investment banking revenues. Our Taxable Fixed Income and Municipal Capital Markets divisions continued to solidify their positions as leading players in their categories through strong trading performance and significant transaction activity. We look forward to extending our progress in the second half of this year."

First Albany Companies Inc.
(Dollars in Millions)

	Net Revenue

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002

First Albany Corporation	$42.7	$39.2	$82.0	$76.8
Parent & Affiliates including FAAM and Investments	4.2	0.9	10.6	1.6
Total Consolidated from Continuing Operations	$46.9	$40.1	$92.6	$78.3
	================================================

	Net Income

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002

First Albany Corporation	$1.6	$1.5	$2.6	$2.4
Parent & Affiliates including FAAM and Investments	0.8	(1.2)	2.0	(4.0)
Total Consolidated from Continuing Operations	2.4	0.4	4.6	(1.6)
Discontinued Operations	0.1	(0.2)	0.1	(0.2)
Total Consolidated	$2.5	$0.1	$4.8	$(1.9)
	================================================

Major Segment Operating Results

First Albany Corporation

First Albany Corporation is the securities brokerage operation of the Company.

      Taxable Fixed Income net revenues were $15.5 million for the second quarter of 2003, up 12.3% from the $13.8 million for the comparable prior year quarter. The increase in net revenues in the Taxable Fixed Income division was driven primarily by growth in daily trading volume.

      Municipal Capital Markets net revenues were $9.9 million, down 22% from $12.7 million reported for the quarter ended June 30, 2002, due to lower investment banking and trading revenues compared to the prior period. The quarter ended June 30, 2002 was an unusually strong quarter for the division due to a strong underwriting calendar.

      Equity Capital Markets net revenues were $12.0 million for the second quarter of 2003, up 57.9% from the $7.6 million for the second quarter of 2002, mostly due to a $4.6 million increase in NASDAQ trading revenue. Despite the continued decline in overall NASDAQ composite Index volumes, the Company achieved 148% increase in NASDAQ trading revenues.

Parent & Affiliates

      First Albany Asset Management net revenues were $1.1 million for the quarter ended June 30, 2003, up 80.3% from the comparable quarter last year. The increase in net revenues was due to both organic growth and the acquisition of Noddings, which contributed $0.5 million in net revenues in the quarter. Currently, First Albany Asset Management has approximately $1 billion in assets under management

      Investment gains for the quarter ended June 30, 2003 were $2.9 million before income taxes due to an increase in fair market value of the investment portfolio held by First Albany Companies. During the quarter, FA Technology Ventures was the lead investor in a $3 million round of financing for Concentrix, a provider of customer relationship management outsourcing support. The Company was also a co-lead investor in Adapt Media, a leading provider of wireless outdoor advertising infrastructure.

Shareholders' Equity

Shareholders' equity as of June 30, 2003 was $74.9 million compared to $69.7 million at March 31, 2003. Book value per share as of June 30, 2003 was $7.09 compared to $6.78 as of March 31, 2003. All per share figures have been restated to reflect stock dividends declared.

Guidance

The following information is based on current information as of July 22, 2003. The Company does not expect to update this guidance until next quarter's earnings release; however, the Company may update its full business outlook or any portion thereof at any time for any reason. The guidance given here assumes no further fluctuation in the value of the investments held in First Albany Companies portfolio. This guidance is also subject to risks and uncertainties associated with general economic conditions that may cause actual results to differ materially from the guidance given.

First Albany Companies expects total consolidated net revenues for the full year ending December 31, 2003 to be between $195 million and $205 million. 2003 full year net income is expected to be between $9.4 million and $10.5 million.

Additional Announcement

The Company announced that during the last quarter, Mr. Goldberg assumed sole responsibility as Chief Executive Officer of First Albany Companies Inc. Mr. George McNamee, Chairman of First Albany Companies Inc., said, "For some time now Alan has overseen the day to day operations of the Company and we are pleased to recognize the completion of this transition that we began some time ago. As I have stated previously, my focus has been on the principal and venture investment portfolio of the Company, as well as the leadership of the Board."

Conference Call Information

First Albany Companies will hold a conference call today, July 22, 2003 at 5:00 p.m. (EDT). To participate on the call, please dial (800) 362-0574 and request the First Albany conference call. A recording of the call will be available for 7 days by dialing (877) 710-5302. The call will be simultaneously broadcast over the internet and will be available thereafter at www.firstalbany.com.

About First Albany

Founded in 1953, First Albany Companies Inc. is a leading institutionally focused independent investment bank and asset management firm. Through its Taxable Fixed-Income, Municipal and Equity Capital Markets Divisions, the firm focuses on serving the institutional market, the growing corporate middle market and public institutions by providing its clients with strategic, research-based, innovative investment opportunities. It offers a diverse range of products and advisory services in the areas of corporate and municipal finance and fixed-income and equity sales and trading. First Albany Asset Management currently has approximately $1 billion under management for institutional and high net worth clients. FA Technology Ventures, its venture capital fund, invests in early and expansion stage information technology (IT) and new energy technology (ET) companies. First Albany is traded on NASDAQ under the symbol FACT and today has 17 offices in 12 states.

This news release contains forward-looking statements, which are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and acceptance of the Company's services within those markets and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from the currently anticipated.

###

FOR ADDITIONAL INFORMATION

PLEASE CONTACT:

Steven R. Jenkins (Investors)
Chief Financial Officer
(518) 447-8500

Whit Clay (Media)
Sloane & Company
(212) 446-1864

FIRST ALBANY COMPANIES INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In thousands of dollars except for per share	Three Months Ended		Six Months Ended
Amounts and shares outstanding)	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
-----------------------------------------------------------------------------------------------------------------------------------------------------------
Revenues
Commissions	$3,708	$3,618	$7,895	$6,382
Principal transactions	30,176	24,965	58,584	52,425
Investment banking	7,720	9,130	12,970	14,899
Investment gains (losses)	2,913	(73)	7,760	(231)
Interest	1,385	4,438	3,207	8,714
Fees and other	1,725	1,275	3,680	2,520
-----------------------------------------------------------------------------------------------------------------------------------------------------------
Total revenues	47,627	43,353	94,096	84,709
Interest expense	730	3,267	1,491	6,372
-----------------------------------------------------------------------------------------------------------------------------------------------------------
Net revenues	46,897	40,086	92,605	78,337
-----------------------------------------------------------------------------------------------------------------------------------------------------------
Expenses (excluding interest):
Compensation and benefits	31,444	28,322	63,004	57,438
Clearing, settlement and brokerage costs	1,365	771	2,429	1,591
Communications and data processing	3,722	2,822	7,204	5,398
Occupancy and depreciation	2,375	2,326	4,644	4,381
Selling	1,806	1,694	3,476	3,182
Other	2,258	2,337	4,402	4,011
-----------------------------------------------------------------------------------------------------------------------------------------------------------
Total expenses (excluding interest)	42,970	38,272	85,159	76,001
-----------------------------------------------------------------------------------------------------------------------------------------------------------
Operating income (losses)	3,927	1,814	7,446	2,336
-----------------------------------------------------------------------------------------------------------------------------------------------------------
Equity in (losses) income of affiliate	-	(1,687)	-	(6,187)
-----------------------------------------------------------------------------------------------------------------------------------------------------------
Gains on sale of equity holdings	-	585	-	1,184
-----------------------------------------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes	3,927	712	7,446	(2,667)
Income tax expense (benefit)	1,524	353	2,820	(1,018)
---------------------------------------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations	2,403	359	4,626	(1,649)
-----------------------------------------------------------------------------------------------------------------------------------------------------------
Income (loss) from discontinued operations, net of taxes	146	(236)	146	(236)
----------------------------------------------------------------------------------------------------------------------------------------------------------
Net income (loss)	$2,549	$123	$4,772	$(1,885)
=======================================================================================================
Per share data:
Basic earnings:
Continued operations	0.23	0.04	0.45	(0.17)
Discontinued operations	0.01	(0.03)	0.01	(0.03)
----------------------------------------------------------------------------------------------------------------------------------------------------------
Net income (loss)	0.24	0.01	0.46	(0.20)
=======================================================================================================
Diluted earnings:
Continued operations	0.21	0.04	0.42	(0.17)
Discontinued operations	0.01	(0.03)	0.01	(0.03)
----------------------------------------------------------------------------------------------------------------------------------------------------------
Net income (loss)	0.22	0.01	0.43	(0.20)
=======================================================================================================
Weighted average common and common equivalent shares outstanding:
Basic	10,469,444	9,601,224	10,353,924	9,542,014
Dilutive	11,603,547	9,721,148	11,089,606	9,542,014
=======================================================================================================